                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                            (Amendment No. [_______])





Sunshine Mining and Refining Company
(Name of issuer)

Common Stock, par value $0.01 per share
(Title of class of securities)

867833-60-0
(CUSIP number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

CUSIP No. 867833-60-0              13G            Page 2 of [____] Pages

1
NAME OF REPORTING PERSON
S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Stonehill Institutional Partners, L.P.

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)
(b) X


3
SEC USE ONLY


4
CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH
5
SOLE VOTING POWER

     0

6
SHARED VOTING POWER

     6,569,875

7
SOLE DISPOSITIVE POWER

     0

8
SHARED DISPOSITIVE POWER

     6,569,875

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

     6,569,875

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*


 11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     13.1%

12
TYPE OF REPORTING PERSON*

     PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.

     (a)       Sunshine Mining and Refining Company

     (b)       5956 Sherry Lane, Suite 1621
               Dallas, TX  75225

Item 2.

     (a)       Stonehill Institutional Partners, L.P.

     (b)       126 East 56th Street, 9th Floor
               New York, NY  10022

     (c)       Delaware LP

     (d)       Common Stock, Par Value $0.01 Per Share

     (e)       867833-60-0

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a)       Broker or Dealer registered under Section 15 of the Act

     (b)       Bank as defined in section 3(a)(6) of the Act

     (c)       Insurance Company as defined in section 3(a)(19) of the Act

     (d)       Investment Company registered under section 8 of the Investment
                                     Company Act

     (e)       Investment Advisor registered under section 203 of the Investment
                                Advisors Act of 1940

     (f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974
                        or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

     (g)       Parent Holding Company, in accordance with Section
               240.13d-1(b)(1)(ii)(G) (Note: See Item 7)

     (h)       Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

Item 4.   Ownership

     (a)       See pages 2, 3 and 4, which are incorporated by reference

                              (b)

                              (c)
                                (i)
                               (ii)
                              (iii)
                               (iv)


Item 5.        Ownership of Five Percent or Less of a Class


Item 6.        Ownership of More than Five Percent on Behalf of Another Person.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Item 8.        Identification and Classification of Members of the Group


Item 9.        Notice of Dissolution of the Group


Item 10.       Certification

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              February 12, 2002
                                 Date

                              Stonehill Institutional Partners, L.P.

                              by /s/ Wayne Teetsel
                              Signature


                              Wayne Teetsel, General Partner
                              Name/Title

CUSIP No. 867833-60-0              13G            Page 2 of [____] Pages

1
NAME OF REPORTING PERSON
S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Stonehill Offshore Partners Limited

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)
(b) X


3
SEC USE ONLY


4
CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH
5
SOLE VOTING POWER

     0

6
SHARED VOTING POWER

     12,568,625

7
SOLE DISPOSITIVE POWER

     0

8
SHARED DISPOSITIVE POWER

     12,568,625

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

     12,568,625

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*


 11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     25.1%

12
TYPE OF REPORTING PERSON*

     CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.

     (a)       Sunshine Mining and Refining Company

     (b)       5956 Sherry Lane, Suite 1621
               Dallas, TX  75225

Item 2.

     (a)       Stonehill Offshore Partners Limited

     (b)       c/o Stonehill Advisers LLC
               126 East 56th Street, 9th Floor
               New York, NY  10022

     (c)       Cayman Islands LLC

     (d)       Common Stock, Par Value $0.01 Per Share

     (e)       867833-60-0

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a)  Broker or Dealer registered under Section 15 of the Act

(b)  Bank as defined in section 3(a)(6) of the Act

(c)  Insurance Company as defined in section 3(a)(19) of the Act

(d)  Investment Company registered under section 8 of the Investment Company Act

(e)  Investment Advisor registered under section 203 of the Investment Advisors
                             Act of 1940

(f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see
                     Section 240.13d-1(b)(1)(ii)(F)

(g)  Parent Holding Company, in accordance with Section 240.13d-1(b)(1)(ii)(G)
                         (Note: See Item 7)

(h)  Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

Item 4.   Ownership

     (a)  See pages which are incorporated by reference

                                    (b)

                                    (c)
                                      (i)
                                     (ii)
                                    (iii)
                                     (iv)


Item 5.   Ownership of Five Percent or Less of a Class

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Item 8.   Identification and Classification of Members of the Group

Item 9.   Notice of Dissolution of the Group

Item 10.  Certification

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              February 12, 2002
                                  Date

                              Stonehill Offshore Partners Limited
                              By Stonehill Advisers LLC

                              by /s/ Wayne Teetsel
                              Signature


                              Wayne Teetsel, Managing Member
                              Name/Title

CUSIP No. 867833-60-0              13G            Page 2 of [____] Pages

1
NAME OF REPORTING PERSON
S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Stonehill Capital Management, LLC

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)
(b) X


3
SEC USE ONLY


4
CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH
5
SOLE VOTING POWER

     0

6
SHARED VOTING POWER

     19,138,500

7
SOLE DISPOSITIVE POWER

     0

8
SHARED DISPOSITIVE POWER

     19,138,500

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

     19,138,500

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*


 11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     38.3%

12
TYPE OF REPORTING PERSON*

     CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.

     (a)       Sunshine Mining and Refining Company

     (b)       5956 Sherry Lane, Suite 1621
               Dallas, TX  75225

Item 2.

     (a)       Stonehill Capital Management LLC

     (b)       126 East 56th Street, 9th Floor
               New York, NY  10022

     (c)       Delaware LLC

     (d)       Common Stock, Par Value $0.01 Per Share

     (e)       867833-60-0

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a)  Broker or Dealer registered under Section 15 of the Act

(b)  Bank as defined in section 3(a)(6) of the Act

(c)  Insurance Company as defined in section 3(a)(19) of the Act

(d)  Investment Company registered under section 8 of the Investment Company Act

(e)  Investment Advisor registered under section 203 of the Investment Advisors
                             Act of 1940

(f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see
                     Section 240.13d-1(b)(1)(ii)(F)

(g)  Parent Holding Company, in accordance with Section 240.13d-1(b)(1)(ii)(G)
                        (Note: See Item 7)

(h)  Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

Item 4.   Ownership

     (a)  See pages which are incorporated by reference

                                      (b)

                                      (c)
                                        (i)
                                       (ii)
                                      (iii)
                                       (iv)


Item 5.   Ownership of Five Percent or Less of a Class


Item 6.   Ownership of More than Five Percent on Behalf of Another Person.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company


Item 8.   Identification and Classification of Members of the Group


Item 9.   Notice of Dissolution of the Group


Item 10.  Certification

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              February 12, 2002
                                   Date

                              Stonehill Capital Management LLC

                              by /s/ Wayne Teetsel
                              Signature


                              Wayne Teetsel, Managing Member
                              Name/Title